Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

TEXAS UNITED BANCSHARES, INC.

and

GNB BANCSHARES, INC.

Dated as of April 29, 2004

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(continued)

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(continued)

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(continued)

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		Page
Section 13.8	Modifications or Waiver	44
Section 13.9	Severability	44
Section 13.10	Assignment	44
Section 13.11	Entire Agreement	44
Section 13.12	Counterparts	44
Section 13.13	Binding on Successors	44
Section 13.14	Gender	44
Section 13.15	Disclosures	45
Exhibit A:	Form of Voting Agreement and Irrevocable Proxy
Exhibit B:	Form of Affiliate Letter
Exhibit C:	Form of Release Agreement

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LIST OF SCHEDULES

Schedule 3.1(e)	Subsidiaries and Affiliates
Schedule 3.2(b)	Commitments to Issue Stock
Schedule 3.2(c)	Voting Trusts and Buy-Sell Agreement
Schedule 3.4	Investments
Schedule 3.6(a)	Real Estate
Schedule 3.6(b)	Leases
Schedule 3.8	Environmental Laws
Schedule 3.9	Litigation
Schedule 3.10(d)	Income Tax Returns
Schedule 3.10(f)	Tax Allocation Agreements
Schedule 3.10(g)	Net Operating Losses
Schedule 3.10(i)	§ 481(a) Adjustment
Schedule 3.11	Loan Portfolio
Schedule 3.12(a)	Past Due Loans
Schedule 3.12(b)	Watch List
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance Policies
Schedule 3.14(b)	Revocation or Rescission of Coverage
Schedule 3.15	No Conflict
Schedule 3.17	Absence of Certain Changes
Schedule 3.18	Employment Relations
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.19(c)	Unfunded Liabilities under ERISA
Schedule 3.23	Brokered Deposits
Schedule 3.25	Intellectual Property
Schedule 3.26	Bank Secrecy Act

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AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the “Agreement”) dated as of April 29, 2004, is by and between Texas United Bancshares, Inc. (“Texas United”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and GNB Bancshares, Inc. (“GNB”), a Texas corporation and registered bank holding company under the BHC Act.

     WHEREAS, GNB desires to affiliate with Texas United and Texas United desires to affiliate with GNB by merging GNB with and into Texas United (the “Merger”); and

     WHEREAS, Texas United and GNB believe that the merger of GNB into Texas United in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

     WHEREAS, Texas United intends to raise new equity capital and to finance a portion of the Merger Consideration (as defined in Section 2.1 hereof) through a public offering (“Public Offering”) of Texas United Common Stock (as defined in Section 2.1 hereof) pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended; and

     WHEREAS, Texas United and GNB intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and

     WHEREAS, the respective Boards of Directors of Texas United and GNB have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

INTRODUCTION

     This Agreement provides for the Merger of GNB with and into Texas United with Texas United as the survivor, all pursuant to this Agreement. In connection with the Merger, Texas United will acquire all of the issued and outstanding shares of common stock, $5.00 par value, of GNB (“GNB Stock”).

I. THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, GNB shall be merged with and into Texas United (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it at or after the Effective Time (as defined in Section 8.2 hereof)) pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act (“TBCA”).

     Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Company. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Texas United as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Texas United as in effect immediately prior to the Effective Time. The established offices and facilities of GNB immediately prior to the Merger shall become established offices and facilities of Continuing Company. Unless and until changed by the Board of Directors of Continuing Company, the main office of Texas United as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of GNB and Texas United and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the GNB and Texas United, respectively, as of the Effective Time.

     Section 1.3 Board of Directors and Officers of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the members of the Board of Directors of Texas United at the Effective Time and each of (a) Riley Peveto, President and a director of GNB, and (b) Jimmy Jack Biffle, a director of GNB, shall become the Board of Directors of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the officers of Texas United immediately prior to the Effective Time shall become the officers of Continuing Company.

     Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of GNB and Texas United shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of GNB and Texas United. All rights, franchises and interests of GNB and Texas United, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without any deed or other transfer. Continuing Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by GNB and Texas United, respectively, as of the Effective Time.

     Section 1.5 Liabilities of Continuing Company. At the Effective Time, Continuing Company shall be liable for all liabilities of GNB and Texas United. All debts, liabilities, obligations and contracts of GNB and of Texas United, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of GNB or Texas United, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either GNB or Texas United shall be preserved unimpaired subsequent to the Merger.

     Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of each of GNB and Texas United in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of GNB and Texas United, respectively. GNB and Texas United shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (the “Banking Department”).

     Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

     Section 1.8 Intermediate Holding Company Merger. Texas United and GNB shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries, Texas United Nevada, Inc., a Nevada corporation (“Nevada Company”), and Guaranty National Bancshares, Inc., a Delaware corporation (“GNB Delaware”) to merge, immediately following consummation of the Merger, with Nevada Company being the surviving entity pursuant to the provisions of applicable law.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

     Section 2.1 Merger Consideration.

          (a) Unless otherwise adjusted as provided in Section 2.2(c), each share of GNB Stock issued and outstanding immediately prior to the Effective Time, (other than any Dissenting Shares (as defined in Section 2.3 hereof)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of shares of common stock, $1.00 par value, of Texas United (“Texas United Common Stock”) equal to the Exchange Ratio as provided in Section 2.2, plus cash in lieu of any fractional share of Texas United Common Stock and (ii) an amount of cash equal to the Per Share Cash Consideration (collectively, the “Merger Consideration”). The Per Share Cash Consideration shall equal $18,400,000 divided by the number of shares of GNB Stock outstanding at the Effective Time. At the Effective Time, all such shares of GNB Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

          (b) Each share of GNB Stock held in the treasury of GNB and each share of GNB Stock owned by any direct or indirect wholly owned Subsidiary of GNB immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

          (c) Notwithstanding anything in this Agreement to the contrary, Texas United will not issue any certificates or scrip representing fractional shares of Texas United Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Texas United shall pay to each former holder of GNB Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the average of the high and low sale prices per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) on the third trading day immediately prior to the day during which the Effective Time occurs by (ii) the fraction of a share of Texas United Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

     Section 2.2 Determination and Adjustment of Exchange Ratio.

          (a) The aggregate number of shares of Texas United Common Stock to be exchanged for each share of GNB Stock shall be adjusted appropriately to reflect any change in the number of shares of Texas United Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Texas United Common Stock, received or to be received by holders of Texas United Common Stock, when the record date or payment occurs prior to the Effective Time.

          (b) The number of shares of Texas United Common Stock into which each share of GNB Stock will be converted into and exchanged (the “Exchange Ratio”) for will equal 1,415,384 divided by the number of outstanding shares of GNB Stock at the Effective Time (rounded to the nearest ten thousandth).

          (c) In the event the Average Share Price of Texas United is less than $18.00, the Exchange Ratio may, at the option of Texas United, be adjusted to a number (rounded to the nearest ten thousandth) determined by multiplying (i) 1.08333 and (ii) the Exchange Ratio. If Texas United elects not to adjust the Exchange Ratio, GNB may terminate this Agreement as provided in Section 9.1(d) hereof. In the event the Average Share price of Texas United is greater than $21.00, the Exchange Ratio shall be adjusted to a number determined by multiplying (a) 0.92857 and (b) the Exchange Ratio. The “Average Share Price” of Texas United Common Stock shall be the average of the daily average sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.

     Section 2.3 Dissenting Shares. Each share of GNB Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

     Section 2.4 Exchange Procedures.

          (a) Texas United shall deposit or cause to be deposited in trust with U. S. Stock Transfer Corporation (the “Exchange Agent”) (i) certificates representing shares of Texas United Common Stock and (ii) cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments (A) of the cash portion of Merger Consideration set forth in Section 2.1 of this Agreement, (B) to holders of Dissenting Shares pursuant to Section 2.3 hereof, if any, and (C) to holders of a fraction of a share of Texas United Common Stock (such amounts being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) Prior to the Effective Time, Texas United shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of GNB Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Texas United Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued with respect to the shares of Texas United Common Stock or the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Texas United shall use its commercially reasonable best efforts to cause the Exchange Agent to deliver the Merger Consideration to shareholders of GNB as soon as practicable following the Effective Time.

          (c) After the Effective Time, the stock transfer ledger of GNB shall be closed and there shall be no transfers on the stock transfer books of GNB of the shares of GNB Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Texas United, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

          (d) Former shareholders of GNB shall be entitled to vote after the Effective Time at any meeting of Texas United’s shareholders the number of shares of Texas United

Common Stock into which their shares are converted, regardless of whether such shareholders of GNB have surrendered their Certificates in exchange therefor.

          (e) No dividends or other distributions declared after the Effective Time with respect to shares of Texas United Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Texas United Common Stock represented by such Certificate.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of GNB for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.4(b) shall be delivered to Texas United upon demand, and any shareholders of GNB who have not theretofore complied with the exchange procedures in this Article II shall look to Texas United only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

          (g) If any certificate representing shares of Texas United Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Texas United) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Texas United Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

          (h) None of Texas United, GNB, the Exchange Agent or any other person shall be liable to any former holder of shares of GNB Stock for any Texas United Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (i) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Texas United or the Exchange Agent, the posting by such person of a bond in such amount as Texas United or the Exchange Agent may direct as indemnity against any claim that may be made against the Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Texas United Common Stock and cash in lieu of a fractional share interest deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF GNB

     GNB represents and warrants to Texas United as set forth below. GNB agrees that at the Closing it shall provide Texas United with supplemental disclosure schedules (“Disclosure

Schedules”) reflecting any material changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such schedules to the date of Closing.

     Section 3.1 Organization and Authority.

          (a) GNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. GNB owns 100% of the issued and outstanding capital stock of GNB Delaware. GNB Delaware is a Delaware corporation and bank holding company registered under the BHC Act and is duly organized, validly existing and in good standing under the laws of the State of Delaware. GNB Delaware owns 100% of the issued and outstanding shares of capital stock of GNB Financial, n.a. (“GNB Bank”). GNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

          (b) GNB, GNB Delaware and GNB Bank each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by it and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on GNB.

          For purposes of this Agreement, “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and (v) reasonable expenses incurred in connection with the transactions contemplated hereby.

          (c) GNB Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC. GNB Bank does conduct trust activities.

          (d) True and complete copies of the Articles of Incorporation and Bylaws of GNB, the Certificate of Incorporation and Bylaws of GNB Delaware and the Articles of Association and Bylaws of Bank, each as amended to date (collectively, “GNB Constituent Documents”), have been delivered or made available to Texas United.

          (e) Except as set forth in Schedule 3.1(e), other than each other, neither GNB, GNB Delaware nor GNB Bank, (i) has any subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of GNB. “Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

          (f) The deposit accounts of GNB Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by GNB Bank.

     Section 3.2 Capitalization.

          (a) The authorized capital stock of GNB consists of 935,202 shares of GNB Stock, of which 656,338 are issued and outstanding as of the date of this Agreement. The authorized capital stock of GNB Delaware consists of 1,000 shares of common stock, $1.00 par value (“Delaware Stock”), all of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of the GNB Bank consists of 935,202 shares of common stock, $5.00 par value (“Bank Stock”), all of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GNB Stock, Delaware Stock and GNB Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

          (b) Except as set forth in Schedule 3.2(b), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating GNB, GNB Delaware or GNB Bank to issue any authorized and unissued GNB Stock, Delaware Stock or Bank Stock nor does GNB, GNB Delaware or GNB Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any of their outstanding capital stock.

          (c) Except as set forth in Schedule 3.2(c), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the GNB Stock, Delaware Stock or GNB Bank Stock.

     Section 3.3 Authority; Approvals.

          (a) GNB has full corporate power and authority to execute and deliver this Agreement (and any related documents), and has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of GNB, all actions or proceedings on the part of GNB necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken.

          (b) The Board of Directors of GNB has duly and validly approved this Agreement and the transactions contemplated herein subject to the approval of the shareholders of GNB as required by law, and, other than shareholder approval, no further corporate proceedings of GNB are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by GNB and is a duly authorized, valid, legally binding agreement of GNB enforceable against GNB in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     Section 3.4 Investments. GNB has furnished to Texas United a complete list, as of December 31, 2003, of all securities, including municipal bonds, owned by GNB Bank (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by GNB (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of GNB equals 5% or more of the issued and outstanding voting securities of the issuer thereof. GNB is not a party to, and to the knowledge of GNB, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

     Section 3.5 Financial Statements.

          (a) GNB has furnished or made available to Texas United true and complete copies of GNB’s audited consolidated financial statements as of December 31, 2003, 2002 and 2001, and for the years then ended, together with the notes thereto. GNB has also delivered to Texas United a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the GNB Bank as of and for the years ended December 31, 2003, 2002 and 2001. The audited consolidated financial statements and Call Reports referred to in this Section 3.5 are collectively referred to herein as the “GNB Financial Statements.”

          (b) Each of the GNB Financial Statements fairly present the financial position and results of operations of GNB at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the Call Reports, which fairly present the financial position of GNB Bank and the results of operations at the dates and for the periods indicated and are in compliance with regulatory accounting principles.

          (c) As of the dates of the GNB Financial Statements referred to above, GNB did not have any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the GNB Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Texas United.

     Section 3.6 Real Property Owned or Leased.

          (a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.6(a) contains a true, correct and complete list of all real property owned or leased by GNB and GNB Bank (the “GNB Real Property”). True and complete copies of all of its deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.6(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Texas United.

          (b) Except as set forth in Schedule 3.6(b), no lease with respect to any GNB Real Property and no deed with respect to any GNB Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such GNB Real Property. Each of such leases described in Schedule 3.6(b) is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by GNB, and GNB Bank or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with or without notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

          (c) To the knowledge of GNB, none of the buildings and structures located on any GNB Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any GNB Real Property, except for those violations and encroachments which in the aggregate would not reasonably be expected to cause a Material Adverse Effect on GNB. No condemnation proceeding is pending or, to GNB’s knowledge, threatened, which would preclude or materially impair the use of any GNB Real Property in the manner in which it is currently being used.

          (d) GNB and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all GNB Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

          (e) All buildings and other facilities used in the business of GNB are adequately maintained and, are free from defects which would be reasonably likely to materially interfere with the current or future use of such facilities.

     Section 3.7 Personal Property. GNB and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the “GNB Personalty”), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant GNB Personalty. Subject to ordinary wear and tear, the GNB Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

     Section 3.8 Environmental Laws. To the knowledge of GNB, GNB and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth in Schedule 3.8, (a) neither GNB nor any of its Subsidiaries has received notice of or has knowledge of any material violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws; (b) during the term of ownership by GNB or any of its Subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by GNB or its Subsidiaries, or owned, operated or leased by GNB or its Subsidiaries within the five years preceding the date of this Agreement, has, to the knowledge of GNB, been designated by applicable governmental authorities as requiring any environmental cleanup or response action by GNB or any of its Subsidiaries to comply with Environmental Laws, or has been the site of release of any Hazardous Materials; (c) to the knowledge of GNB or any Subsidiary, no friable asbestos was used in the construction of any portion of GNB’s or any Subsidiaries’ facilities; and (d) to the knowledge of GNB or any Subsidiary, no real property currently owned by GNB or any Subsidiary is, or has been a landfill.

     “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

     “Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

     Section 3.9 Litigation and Other Proceedings. Except as set forth in Schedule 3.9, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of GNB, threatened before any court or administrative body in any manner against GNB or its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on GNB or the transactions proposed by this Agreement. To GNB’s knowledge, there is no basis on which any litigation or proceeding could be brought which is reasonably likely to have a Material Adverse Effect on GNB or which would reasonably be likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither GNB nor its Subsidiaries is in default in any material respect with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 3.10 Taxes and Tax Returns.

          (a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

     “Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

     “Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation (“Reg.”) § 1.1502-13.

     “Excess Loss Account” has the meaning set forth in Reg. § 1.1502-19.

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that GNB or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar)

unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) GNB and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either GNB or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by GNB or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either GNB or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid with respect to periods or any portion of a period ending on or before the Closing Date. Neither GNB nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where GNB or any Subsidiary does not file Tax Returns that GNB or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the GNB or any Subsidiary to pay any Tax.

          (c) GNB and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (d) No director or officer (or employee responsible for Tax matters) of either of GNB or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of GNB or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of GNB or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.10(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to GNB or any Subsidiary for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. GNB has delivered to the Texas United correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 1999.

          (e) GNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f) GNB has not filed a consent under Code § 341(f) concerning collapsible corporations. GNB has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). GNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Except as set forth in Schedule 3.10(f), neither GNB nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g) Schedule 3.10(g) sets forth the following information with respect to GNB and its Subsidiaries as of December 31, 2003 (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to GNB Bank; and (ii) the amount of any deferred gain or loss allocable to GNB and its Subsidiaries arising out of any Deferred Intercompany Transaction.

          (h) The unpaid Taxes of GNB and its Subsidiaries (i) did not, as of December 31, 2003, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the GNB Financial Statements (rather than in any notes thereto) and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of GNB in filing its Tax Returns.

          (i) Except as set forth in Schedule 3.10(i), neither GNB nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

     Section 3.11 Loan Portfolio and Reserve for Loan Losses. Except as set forth in Schedule 3.11, (i) all evidences of indebtedness in original principal amount in excess of $25,000 reflected as assets in the GNB Financial Statements as of December 31, 2003, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the GNB Financial Statements as of December 31, 2003, was, and the allowance for loan losses to be shown on the GNB Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of GNB, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of GNB and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

     Section 3.12 Certain Loans and Related Matters.

          (a) Except as set forth in Schedule 3.12(a), neither GNB nor GNB Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by GNB or GNB Bank or any regulatory agency with supervisory jurisdiction over GNB or GNB Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of GNB or any of its Subsidiaries, or any 10% or greater shareholder of GNB, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to GNB or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over GNB or any of its Subsidiaries and which violation could have a Material Adverse Effect on GNB.

          (b) Schedule 3.12(b) contains the “watch list of loans” of GNB Bank (“Watch List”) as of December 31, 2003. Except as set forth in Schedule 3.12(b), to the knowledge of GNB, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with GNB’s past practices and prudent banking principles.

     Section 3.13 Contracts and Commitments.

          (a) Except as set forth in Schedule 3.13, neither GNB nor any Subsidiary is a party to or bound by any of the following (whether written or oral, express or implied):

               (i) employment contract, severance arrangement, change-in-control agreement or parachute (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by GNB or GNB Bank on less than sixty (60) days’ notice without payment of any amount on account of such termination;

               (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement;

               (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

               (iv) contract or commitment for capital expenditures;

               (v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement;

               (vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

               (vii) contract, agreement or letter with respect to the management or operations of GNB or any Subsidiary imposed by any bank regulatory authority having supervisory jurisdiction over GNB or any Subsidiary;

               (viii) agreement, contract or indenture related to the borrowing by GNB or any Subsidiary of money other than those entered into in the ordinary course of business;

               (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

               (x) agreement with or extension of credit to any executive officer or director of GNB or any Subsidiary or holder of more than ten percent (10%) of the issued and outstanding GNB Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

               (xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by GNB to Texas United.

          (b) GNB and its Subsidiaries have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could reasonably be expected to result in default under any material indenture, mortgage, contract, lease or other agreement to which GNB or any of its Subsidiaries is a party or by which GNB or any of its Subsidiaries is bound or under any provision of the GNB Constituent Documents.

     Section 3.14 Insurance.

          (a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either GNB or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, exclusions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

          (b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by GNB or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are, to the knowledge of GNB, sufficient for compliance with all requirements of applicable laws and of all agreements to which GNB or any of its Subsidiaries is a party; (iii) are, to the knowledge of GNB, adequate for the business conducted by GNB and any of its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither GNB nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Except as set forth in Schedule 3.14(b), neither GNB nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

     Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement by the GNB, and the consummation or performance by the GNB and any of its Subsidiaries of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the GNB Constituent Documents or (ii) assuming approvals and consents and the consents of third parties set forth in Schedule 3.15 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GNB or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause GNB or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of GNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which GNB or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on GNB.

     Section 3.16 Laws and Regulatory Filings. GNB and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over GNB and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of GNB and its Subsidiaries in connection with the execution, delivery and performance by GNB of this Agreement and the transactions contemplated hereby. GNB and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other regulatory authority having supervisory jurisdiction over GNB and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are true and correct in all material respects.

     Section 3.17 Absence of Certain Changes. Except as set forth in Schedule 3.17, since December 31, 2003 GNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with the past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GNB.

     Section 3.18 Employment Relations. The relations of GNB and any of its Subsidiaries with their employees are generally satisfactory, and neither GNB nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of GNB and any of its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and, except as set forth in Schedule 3.18, no person has asserted that GNB or any of its Subsidiaries is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

     Section 3.19 Employee Benefit Plans.

          (a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of GNB or any of its Subsidiaries that are sponsored or maintained by GNB or any of its Subsidiaries to which GNB or any of its Subsidiaries contributes or is obligated to contribute on behalf of employees or former employees of GNB or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

          (b) No employee benefit plans of GNB or its ERISA Affiliates (as defined below) (the “GNB Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of GNB or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of GNB, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

          (c) There does not now exist, nor, to the knowledge of GNB or any of its Subsidiaries, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of GNB now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any GNB Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) except as set forth in Schedule 3.19(c), material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of GNB or any of its Subsidiaries.

          (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of GNB or any of its Affiliates that, individually or in the aggregate, could give rise to the payment by GNB or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither GNB nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of GNB or any of its Subsidiaries.

          (e) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     Section 3.20 Brokers and Finders. Neither GNB nor any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

     Section 3.21 Accounting Controls. GNB has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of GNB; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as GNB or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of GNB is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of GNB; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

     Section 3.22 Derivative Contracts. GNB is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the GNB Financial Statements which is a financial derivative contract (including various combinations thereof).

     Section 3.23 Deposits. Except as set forth in Schedule 3.23, to the knowledge of GNB or GNB Bank, none of the deposits of GNB Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

     Section 3.24 Community Reinvestment Act. GNB Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder (“CRA”). GNB Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

     Section 3.25 Intellectual Property Rights. Schedule 3.25 will contain a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by GNB or any of its Subsidiaries or used under license by them in the conduct of their business (the “Intellectual Property”). GNB or its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.25, to the knowledge of GNB, neither GNB nor any of its Subsidiaries is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has GNB or its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

     To GNB’s knowledge, neither GNB nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of GNB or its Subsidiaries or the Continuing Company to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

     Section 3.26 Bank Secrecy Act. Except as set forth in Schedule 3.26, GNB has had no incidents or suspected incidents of fraud or defalcation during the last two years. GNB Bank is fully aware of their respective responsibilities with respect to the Bank Secrecy Act requirement as to the filing of Currency Transaction Reports (“CTRs”) and Suspicious Activity Reports (“SARs”). In addition, GNB Bank is fully aware of its responsibilities with respect to the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws. GNB further represents that it has complied in all material respects with these laws, has properly monitored transaction activity (including but not limited to wire transfers), and has filed, to the best of its knowledge, all necessary CTRs and SARs. GNB also represents, to the best of its knowledge, that there are no GNB Bank customers, other than those set forth on the Schedule 3.26, that should be particularly monitored for unusual activity.

     Section 3.27 Outstanding Trust Preferred Securities of Subsidiary Trust.

          (a) GNB has issued and has presently outstanding an aggregate of $5,155,000 in aggregate principal amount of 9.95% Junior Subordinated Debt Securities due 2031 issued by GNB to GNB Capital Trust I (the “Trust”) pursuant to the Indenture dated as of November 28, 2001 (“Indenture”) between GNB and Wilmington Trust Company, as trustee (“Trustee”). The Trust has issued an outstanding $5,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Trust Agreement dated November 28, 2001 among GNB, Trustee, as Property Trustee and as Delaware Trustee, and the

Administrative Trustees named therein (such issuance of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issue”).

          (b) All representations and warranties as made by GNB in the documents related to the Trust Preferred Issue were true in all material respects when made. The Trust Preferred Issue was created, offered and sold in compliance with the applicable legal requirements in all material respects.

     Section 3.28 Shareholders’ List. GNB has provided or made available to Texas United as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of GNB Stock containing for GNB’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

IV. REPRESENTATIONS AND WARRANTIES OF TEXAS UNITED

     Texas United represents and warrants to GNB as set forth below. Texas United agrees that, at the Closing, it shall provide GNB with supplemental Disclosure Schedules reflecting any material changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

     Section 4.1 Organization.

          (a) Texas United is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Texas United owns 100% of the issued and outstanding shares of common stock, $1.00 par value (“Nevada Stock”), of Nevada Company. Nevada Company, a Nevada corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Nevada. Nevada Company owns 100% of the issued and outstanding shares of common stock, $5.00 par value, of State Bank (“State Bank Stock”). State Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

          (b) Texas United, Nevada Company and State Bank each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Texas United.

          (c) State Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Banking Department, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

          (d) True and complete copies of the Articles of Incorporation and Bylaws of Texas United, the Articles of Incorporation and Bylaws of Nevada Company and the Articles of Association and Bylaws of State Bank, each as amended to date (collectively, the “Texas United Constituent Documents”), have been delivered or made available to GNB.

          (e) Other than each other, neither Texas United, Nevada Company nor State Bank (i) has any subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Texas United.

     Section 4.2 Capitalization.

          (a) The authorized capital stock of Texas United consists of 20,000,000 shares of Texas United Common Stock, 4,022,831 shares of which are issued and 4,016,736 shares of which are outstanding as of the date of this Agreement and 500,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The authorized capital stock of Nevada Company consists of 1,000 shares of Nevada Stock, all of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of State Bank consists of 101,536 shares of State Bank Stock, all of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Texas United Common Stock, Nevada Stock and State Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Nevada Company Stock or the State Bank Stock, or to Texas United’s knowledge, the Texas United Common Stock.

          (b) At the Effective Time, the shares of Texas United Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights and/or any federal or state securities laws.

     Section 4.3 Approvals; Authority.

          (a) Texas United has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Texas United and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of Texas United, all actions or proceedings on the part of Texas United necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken.

          (b) The Board of Directors of Texas United has duly and validly approved this Agreement and the transactions contemplated herein, subject to the approval of the shareholders of Texas United as required by law, and, other than shareholder approval, and no further action by holders of Texas United Common Stock or any other corporate proceedings of Texas United are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Texas United and is a duly authorized, valid, legally binding agreement of Texas United enforceable against Texas United in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Texas United or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Texas United or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Texas United to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Texas United under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Texas United or State Bank is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Texas United.

     Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Texas United, threatened before any court or administrative body in any manner against Texas United or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Texas United. To Texas United’s knowledge, there is no reasonable basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on Texas United or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Texas United is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 4.6 Brokers and Finders. Neither Texas United nor any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement.

     Section 4.7 Financial Statements.

          (a) Texas United has furnished or made available to GNB true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2003 (“Annual Report”), as filed with the SEC, which contains Texas United’s audited balance sheet as of December 31, 2003 and 2002, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2003, 2002 and 2001. The financial statements referred to above included in the Annual Report are collectively referred to herein as the “Texas United Financial Statements.”

          (b) The Texas United Financial Statements fairly present the financial position and results of operation of Texas United at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

          (c) As of the dates of the Texas United Financial Statements referred to above, Texas United did not have any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Texas United Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to GNB.

          (d) Since December 31, 2003, no event has occurred or circumstance arisen that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Texas United.

     Section 4.8 Securities and Exchange Commission Reporting Obligations. Texas United has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.9 Texas United Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the “Texas United Plans”) in effect at Texas United and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Texas United Plans nor any of their respective related trusts have been terminated (except the termination of any Texas United Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Texas United), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Texas United Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Texas United Plans are the only employee pension benefit plans covering employees of Texas United and its Subsidiaries. Texas United and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Texas United Plans, and as of the date hereof the actuarial present value of Texas United Plan assets of each Texas United Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

     Section 4.10 Regulatory Approvals. Texas United has no reason to believe that it will not be able to obtain (a) all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement and (b) additional capital through the sale of shares of Texas United Common Stock.

     Section 4.11 Laws and Regulatory Filings. Texas United and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Texas United and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the Banking Department or any other regulatory authority having supervisory jurisdiction over Texas United and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Texas United and its Subsidiaries, true and correct in all material respects.

     Section 4.12 Employment Relations. The relations of Texas United and its Subsidiaries with their employees are generally satisfactory, and neither Texas United nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of Texas United and its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and no person has asserted that Texas United or its Subsidiaries is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

V. COVENANTS OF GNB

     GNB covenants and agrees with Texas United as follows:

     Section 5.1 Shareholder Approval and Reasonable Best Efforts.

          (a) GNB shall duly call a meeting of its shareholders (“GNB Shareholders’ Meeting”) at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and all other matters necessary to consummate the transactions contemplated by the Agreement. The Board of Directors of GNB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and GNB will use its commercially reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

          (b) If the transaction is approved by the GNB shareholders, GNB shall, subject to Section 5.6, take all commercially reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Texas United reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

     Section 5.2 Activities of GNB Pending Closing.

          (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, GNB shall and shall cause each of its Subsidiaries to:

               (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

               (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

               (iii) promptly give written notice to Texas United of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over GNB or any of its Subsidiaries, (c) the institution or threat of any material litigation against GNB, or (d) any event or condition that would cause any of the representations or warranties of GNB contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on GNB; and

               (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Texas United or its Subsidiaries to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its and agreements under this Agreement.

          (b) From the date hereof to and including the Closing Date, except (1) as required by law or regulation (2) as reflected in a GNB Disclosure Schedule delivered on or prior to the date hereof specifically referenced to the applicable subparagraph below or (3) as permitted or required under the Agreement, as long as this Agreement remains in effect or unless Texas United otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), GNB shall not, and shall not permit any of its Subsidiaries, to:

               (i) make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at the Bank); provided, that in the event GNB desires to make or renew any such loan to any borrower in excess of $500,000, it shall so advise Texas United via e-mail transmission. Texas United shall notify GNB in writing within three (3) business days of receipt of such notice whether Texas United consents to such loan or extension of credit, provided that if Texas United fails to notify GNB with such time frame, Texas United shall be deemed to have consented to such loan or extension of credit;

               (ii) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice.

               (iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

               (iv) grant any stock appreciation rights or other form of incentive compensation;

               (v) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Texas United with respect to basic policies relating to branching, site location and relocation;

               (vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

               (vii) grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of GNB or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

               (viii) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) other than in accordance with past practice, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

               (ix) declare or set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of the GNB Stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of GNB Stock, other than (i) the payment of dividends from GNB Bank to GNB and (ii) the payment by GNB of its regular quarterly dividend;

               (x) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

               (xi) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with GNB’s past practices;

               (xii) establish any new Subsidiary or Affiliate;

               (xiii) voluntarily make any material change in the interest rate risk profile of GNB Bank from that as of December 31, 2003;

               (xiv) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

               (xv) amend or change any provision of GNB’s Constituent Documents; or

               (xvi) excluding deposits, FHLB advances and borrowings with maturities consistent with past practices, undertake any additional borrowings with maturities in excess of ninety (90) days.

     Section 5.3 Access to Properties and Records. To the extent permitted by applicable law, including, without limitation, banking laws and regulations and antitrust laws and regulations, GNB shall, and shall cause each of its Subsidiaries to, (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Texas United full access upon reasonable notice to GNB’s properties, books and records and other documents and data in order that Texas United may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of GNB, and (ii) furnish Texas United with such additional financial and operating data and other information as to its business and properties as Texas United shall, from time to time, reasonably request. As soon as practicable after they become available, GNB will deliver or make available to Texas United all unaudited quarterly financial statements prepared for the internal use of management of GNB and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Texas United will return to GNB all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

     Section 5.4 Information for Regulatory Applications and SEC Filings. GNB will, unless prohibited by law, furnish Texas United with all information concerning GNB and GNB Bank required for inclusion in (a) any application, statement or document to be made or filed by Texas United or GNB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any filings with the SEC, including a Registration Statement on Form S-4, and any applicable state securities authorities. GNB represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. GNB agrees at any time, upon the request of Texas United, to furnish to Texas United a written letter or statement confirming the accuracy of the information with respect to GNB contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to GNB contained in such document or draft was furnished by GNB expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by GNB expressly for use therein.

     Section 5.5 Attendance at Certain GNB Meetings. In order to facilitate the continuing interaction of Texas United with GNB, and in order to keep Texas United fully advised of all ongoing activities of GNB, subject to the limitation in this Section 5.5, GNB agrees and shall cause its Subsidiaries to agree to allow Texas United to designate two representatives (who shall be officers of State Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of GNB and each of its Subsidiaries (including, but not limited to, meetings of the officers’ loan committee of GNB Bank). GNB shall promptly give Texas United prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which GNB or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to GNB, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by Texas United’s confidentiality obligations. No attendance by representatives of Texas United at board or committee meetings under this Section 5.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of GNB made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Texas United’s designees will no longer be entitled to notice of and permission to attend such meetings.

     Section 5.6 Standstill Provision. So long as this Agreement is in effect, neither GNB nor any of its Subsidiaries shall, and GNB agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to, entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of GNB; except where the Board of Directors of GNB determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of GNB’s Board of Directors to its shareholders. GNB agrees to notify Texas United of any such unsolicited acquisition proposal, within one business day of its receipt, and provide reasonable detail as to the identify of the proposed acquirer and the nature of the proposed transaction and prior to providing any information or data to any person in connection with such unsolicited acquisition proposal by such person, the Board of Directors of GNB receives from such person an executed confidentiality agreement.

     Section 5.7 Voting Agreement. GNB acknowledges that the directors of GNB and 10% or greater shareholders of any class of GNB Stock as of the date hereof have agreed to vote their shares of GNB Stock in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, pursuant to a Voting Agreement substantially in the form of Exhibit A to this Agreement which has been executed as of the date of this Agreement.

     Section 5.8 Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, GNB shall deliver to Texas United, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of GNB with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Texas United identifies (by written notice to GNB within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of GNB within the meaning of Rule 144. GNB shall use its commercially reasonable best efforts to cause each person identified as an “affiliate” to deliver, to Texas United, not later than the thirtieth (30th) day following the date of execution of this Agreement, a letter agreement dated as of the date of delivery thereof in substantially the form of Exhibit B attached hereto.

     Section 5.9 Conforming Accounting Adjustments. GNB shall, if requested by Texas United, consistent with GAAP, immediately prior to Closing, make such accounting entries as Texas United may reasonably request in order to conform the accounting records of GNB to the accounting policies and practices of Texas United. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by GNB (i) of any adverse circumstances for purposes of determining whether the conditions to Texas United’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Texas United’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Texas United Common Stock issuable hereunder. No adjustment required by Texas United shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to GNB.

     Section 5.10 Ongoing Insurance Coverage. GNB Bank will use commercially reasonable best efforts to provide, for a period of not less than two (2) years after the Effective Time, (i) Past Acts Insurance under its current directors and officers insurance policy (or comparable coverage), (ii) Employment Practices Liability coverage providing prior acts insurance and (iii) Past Acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each of the directors and officers of GNB and GNB Bank currently covered under comparable policies held by GNB or GNB Bank. If GNB is not able to obtain such insurance coverage, Texas United will use its commercially reasonable best efforts to do so.

     Section 5.11 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.6(a), GNB will use its commercially reasonable best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the GNB and GNB Bank to Texas United and to permit the use and operation of the leased premises of GNB or its Subsidiaries by Texas United.

     Section 5.12 Minimum Equity Capital. GNB shall, and shall cause GNB Bank to, use its commercially reasonable best efforts to maintain the Equity Capital of GNB Bank equal to or greater than $20,000,000 on the last day of the calendar month immediately preceding the Closing Date. For purposes of this Section 5.12, Equity Capital shall equal the sum of the common stock, capital surplus and retained earnings of GNB Bank, excluding securities gains or losses, all as determined by Texas United pursuant to GAAP.

     Section 5.13 Releases. GNB shall use its reasonable best efforts to have each of the directors and officers (with a title of senior vice president or above as of the date hereof) of GNB and GNB Bank deliver to Texas United an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing Texas United and State Bank from any and all claims of such directors and officers (except as described in such instrument).

     Section 5.14 Change in Control and Non-Competition Agreements.

          (a) GNB shall use its best efforts to cause Riley Peveto to enter into a change in control and non-competition agreement with Texas United and/or State Bank to be effective as of the Effective Time in form and substance satisfactory to Texas United. The change in control and non-competition agreement shall include (i) the provision of a payment of three (3) years annual compensation (subject to limitations under Section 280G of the Code) upon a change in control of Texas United and (ii) a non-competition agreement of Mr. Peveto for a three (3) year period following the termination of his employment with Texas United and/or State Bank.

          (b) GNB shall use its best efforts to cause each of Ray Nichols and Mike Montgomery to enter into a change in control and non-competition agreement with Texas United and/or State Bank to be effective as of the Effective Time in form and substance satisfactory to Texas United. The change in control and non-competition agreement for each of Messrs. Nichols and Montgomery shall include (i) the provision of a payment of two (2) years annual compensation (subject to limitations under Section 280G of the Code) upon a change in control of Texas United and (ii) a non-competition agreement of Messrs. Nichols and Montgomery for a two (2) year period following the termination of his employment with Texas United and/or State Bank.

     Section 5.15 Appointment of Directors. GNB agrees that prior to the Effective Time, it will take, or cause to be taken, all actions necessary to (i) increase by two (2) the number of positions on the GNB Bank Board of Directors and (ii) cause each of L. Don Stricklin and Ervan Zouzalik to be elected or appointed as a director of GNB Bank at the Effective Time, if each is still a member of the Texas United Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of GNB Bank.

     Section 5.16 Trust Preferred Issue. As soon as practicable following the execution of this Agreement, GNB shall notify the Trustee with respect to the Trust Preferred Issue, or any successor trustee named for purposes of the Trust Preferred Issue, of the execution of this Agreement and shall use its commercially reasonable best efforts to obtain from such trustee confirmation that (i) no Default or Event of Default (as those terms are defined in the Indenture and the Trust Preferred Securities Guarantee Agreement, each dated November 28, 2001) exists or is continuing; (ii) no Default or Event of Default will occur as a result of the execution, delivery and performance by GNB of its obligations under the terms of this Agreement; and (iii) GNB has not elected to exercise its right to commence an Extended Interest Payment Period as that term is defined in the Indentures and the Trust Preferred Securities Guarantee Agreement referred to in Section 3.27 hereof.

VI. COVENANTS OF TEXAS UNITED

     Texas United covenants and agrees with GNB as follows by this Agreement:

     Section 6.1 Shareholder Approval and Reasonable Best Efforts.

          (a) Texas United shall duly call a meeting of its shareholders (“Texas United Shareholders’ Meeting”) at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and all other matters necessary to consummate the transactions contemplated by the Agreement. The Board of Directors of Texas United will recommend to its shareholders the approval of this Agreement, the issuance of the shares of Texas United Common Stock and the transactions contemplated hereby and Texas United will use its commercially reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

          (b) If the transaction is approved by the Texas United shareholders, Texas United shall take all commercially reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

     Section 6.2 Information for Regulatory Applications and Proxy Solicitation. Texas United will, unless prohibited by law, furnish GNB with all information concerning Texas United required for inclusion in (a) any application, statement or document to be made or filed by GNB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of GNB in connection with their consideration of the Merger. Texas United represents and warrants that all information so furnished for such statements and applications shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Texas United agrees, upon the request of GNB, to furnish to GNB a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Texas United and its Subsidiaries contained in any report or other application or statement referred to in Sections 6.1 or 6.2 of this Agreement, and confirming that the information with respect to Texas United contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Texas United expressly for use therein.

     Section 6.3 Registration Statement. As promptly as practicable after the execution of this Agreement, Texas United shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Texas United Common Stock to be delivered to the shareholders of GNB pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to GNB’s shareholders, at the time of each of the GNB shareholders’ meeting held to approve the Merger and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this paragraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by GNB for use in the Registration Statement or the Prospectus.

     Section 6.4 Nasdaq Listing. Texas United will file all documents required to be filed to have the shares of the Texas United Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

     Section 6.5 Issuance of Texas United Common Stock. The shares of Texas United Common Stock to be issued by Texas United to the shareholders of GNB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duty authorized, validly issued, fully paid and nonassessable. The shares of Texas United common Stock to be delivered to the shareholders of GNB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Texas United or any other person, firm or entity.

     Section 6.6 Attendance at Certain Texas United Meetings. In order to facilitate the continuing interaction of Texas United with GNB, and in order to keep GNB fully advised of all ongoing activities of Texas United, subject to the limitation in this Section 6.6, Texas United agrees and shall cause State Bank to agree to allow Riley Peveto and/or Jimmy Jack Biffle to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Texas United and State Bank. Texas United shall promptly give Mr. Peveto and/or Mr. Biffle prior notice by telephone of all called meetings. Mr. Peveto shall have no right to vote and may be excluded from sessions of the board of directors and committees during which there is being discussed (a) matters involving this Agreement, (b) information or material which Texas United or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Texas United, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by GNB’s confidentiality obligations. No attendance by Mr. Peveto and/or Mr. Biffle at board or committee meetings under this Section 6.6 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Texas United made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Mr. Peveto and Mr. Biffle will no longer be entitled to notice of and permission to attend such meetings.

     Section 6.7 Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Texas United will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of GNB full access upon reasonable notice to the properties, books and records of Texas United and State Bank in order that GNB may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Texas United, and (ii) furnish GNB with such additional financial and operational data and other information as to the business and properties of Texas United as GNB shall, from time to time, reasonably request. As soon as practicable after they become available, Texas United will deliver or make available to GNB all unaudited quarterly financial statements prepared for the internal use of management of Texas United and all Call Reports filed by State Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, GNB will return to Texas United all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

     Section 6.8 Appointment of Directors.

          (a) Texas United agrees, at or prior to the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Texas United Board of Directors and (ii) cause each of Riley Peveto and Jimmy Jack Biffle to be elected or appointed as a director of Texas United at the Effective Time, if he is still a member of the GNB Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of Texas United.

          (b) Texas United agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by two (2) the number of positions on the State Bank Board of Directors and (ii) cause each of Riley Peveto and Jimmy Jack Biffle to be elected or appointed as a director of State Bank at the Effective Time, if each is still a member of the GNB Bank Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of State Bank. Texas United agrees to appoint Mr. Peveto to serve as Chairman of the Board of Directors of GNB Bank.

VII. MUTUAL COVENANTS OF GNB AND TEXAS UNITED

     Section 7.1 Notification; Updated Disclosure Schedules. GNB shall give prompt notice to Texas United, and Texas United shall give prompt notice to the GNB, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 7.2 Confidentiality. Neither Texas United nor GNB will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

     Section 7.3 Publicity. Except as otherwise required by applicable law or the rules of the Nasdaq, as long as this Agreement is in effect, neither Texas United nor GNB shall, nor shall they permit any of their respective Subsidiaries and Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

VIII. CLOSING

     Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

          (a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

          (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas United or GNB, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Texas United and GNB, to the consummation of the transactions contemplated herein, or such prior date as each of Texas United and GNB shall elect whether or not such proceeding has been brought to a conclusion;

     A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

     The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

     Section 8.2 Effective Time. Texas United and GNB shall, in accordance with Section 5.04 of the TBCA, file Articles of Merger with the Secretary of State of Texas regarding the Merger. The Merger shall become effective as of the close of business on the date on which such filing has been completed and the Secretary of State of Texas has issued a Certificate of Merger with respect to the Merger, unless a specific effective time is stated in such Articles of Merger (the “Effective Time”).

IX. TERMINATION

     Section 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) This Agreement may be terminated by action of the Board of Directors of Texas United or GNB at any time prior to the Effective Time if:

               (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

               (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

               (iii) the Merger shall not have become effective on or before the one hundred and fiftieth (150th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Texas United and GNB; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

          (b) This Agreement may be terminated by Texas United or GNB if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a material breach by Texas United or GNB, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach; or (ii) a material breach by Texas United or GNB, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach.

          (c) This Agreement may be terminated by either Texas United or GNB if the approval of the shareholders of GNB or Texas United, as the case may be, contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the meeting of shareholders of GNB or Texas United, as the case may be, at which they consider the approval of the Agreement.

          (d) This Agreement may be terminated by the Board of Directors of GNB if the Average Share Price of Texas United Common Stock (as defined in Section 2.2(c) hereof is less than $18.00 per share. To terminate this Agreement pursuant to this Section 9.1(d), GNB must provide to Texas United written notice of its intent to terminate within two business days following the end of the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date (“Termination Notice”). For a period of five business days from the date of receipt of the Termination Notice, Texas United shall have the option, but not the obligation, to increase the aggregate number of shares of Texas United Common Stock into which shares of GNB Stock will be converted at the Effective Time as set forth in Section 2.2 hereof (“Walkaway Counter Offer”). In the event that Texas United elects to make the Walkaway Counter Offer, the Termination Notice previously sent by GNB shall be null and void and of no effect, and GNB shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(d). If Texas United does not elect to make the Walkaway Counter Offer, this Agreement shall terminate.

          (e) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Texas United and GNB and the approval of such action by their respective Boards of Directors.

          (f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of GNB if prior to the Effective Time, GNB shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the GNB Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of SAMCO Capital Markets or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

          (g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Texas United if the GNB Board of Directors shall have (i) resolved to accept an Acquisition Proposal, (ii) recommended to the shareholders of GNB that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Texas United, its recommendation or approval of this Agreement or the Merger or recommended to the GNB shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Texas United or GNB as provided under Section 9.1 hereof or abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2, Section 7.2 and

Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party of any liability for a breach of this Agreement; provided that notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

     Section 9.3 Termination Fee. To compensate Texas United for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Texas United, GNB and Texas United agree as follows:

          (a) Provided that Texas United shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by GNB specifying in reasonable detail the basis of such alleged breach), GNB shall pay to Texas United the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by GNB under the provisions of Section 10.1(f), (ii) by either Texas United or GNB under the provisions of Section 9.1(c), if at the time of any failure by the shareholders of GNB to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to GNB and, within twelve months of the termination of this Agreement, GNB enters into a definitive agreement with any third party with respect to any Acquisition Proposal or (iii) by Texas United under the provisions of Section 10.1(g).

          (b) Any payment required by paragraph (a) of this Section 10.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement.

          (c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the GNB Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving GNB or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, GNB or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of GNB or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of GNB determines in its good faith judgment to be more favorable to GNB’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of GNB’s independent financial advisor that the value of the consideration to GNB’s shareholders provided for in such proposal exceeds the value of the consideration to GNB’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of GNB (taking into account, in good faith, the written advice of GNB’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF TEXAS UNITED

     The obligations of Texas United under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Texas United in its sole discretion:

     Section 10.1 Compliance with Representations and Warranties.

          (a) Each of the representations and warranties made by GNB in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of GNB by the chief executive officer of GNB to that effect.

          (b) Each of the representations and warranties made by GNB in Article III which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of GNB by the chief executive officer of GNB to that effect.

     Section 10.2 Performance of Obligations. GNB shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Texas United shall have received a certificate signed by the by the chief executive officer of GNB to that effect.

     Section 10.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of GNB or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on GNB.

     Section 10.4 Employment Matters.

          (a) The employment and change in control agreement between GNB and/or GNB Bank and Riley Peveto shall be terminated and in consideration thereof, a lump sum payment equal to two (2) times Mr. Peveto’s annual salary then in effect shall have been paid by GNB immediately prior to the Effective Time.

          (b) The employment and change in control agreements between GNB and/or GNB Bank and each of Ray Nichols and Mike Montgomery shall be terminated and in consideration thereof, a lump sum payment equal to Mr. Nichols’ and Mr. Montgomery’s annual salary then in effect shall have been paid by GNB immediately prior to the Effective Time.

          (c) Each of Messrs. Peveto, Nichols and Montgomery shall have executed a release agreement with respect to the payment of any benefits to them pursuant to their respective employment agreements.

     Section 10.5 Releases. Each of the officers (with a title of senior vice president or above as of the date hereof) and directors of GNB and GNB Bank shall deliver to Texas United an instrument in the form of Exhibit C dated as of the Closing Date releasing GNB and Texas United from any and all claims of such directors and officers (except as described in such instrument).

     Section 10.6 Public Offering. The Public Offering shall have been completed and shall have provided Texas United with sufficient net proceeds to pay the cash portion of the Merger Consideration.

XI. CONDITIONS TO OBLIGATIONS OF GNB

     The obligations of GNB under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by GNB in its sole discretion:

     Section 11.1 Compliance with Representations and Warranties.

          (a) Each of the representations and warranties made by Texas United in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and GNB shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

          (b) Each of the representations and warranties made by Texas United in Article IV which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of GNB by the chief executive officer of GNB to that effect.

     Section 11.2 Performance of Obligations. Texas United shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. GNB shall have received a certificate signed by the by the chief executive officer of Texas United to that effect.

     Section 11.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Texas United which, individually or in he aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Texas United.

XII. MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF
TEXAS UNITED AND GNB

     The respective obligations of Texas United and GNB under this Agreement are subject to the satisfaction of the following conditions which may be waived by Texas United and GNB, respectively, in their sole discretion:

     Section 12.1 Government Approvals. Texas United shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the FDIC, the Banking Department and any other regulatory agency whose approval must be received in order to consummate the Merger and the transactions contemplated hereby and all statutory waiting periods in respect thereof shall have expired, which approvals shall not impose any restrictions on the operations of the Continuing Company which would reduce the benefits of the transactions contemplated by this Agreement in such a material manner that Texas United in its good faith and reasonable judgment, would not have entered into this Agreement had such restrictions been known at the date hereof; and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority. It is understood that, if any such contest is brought by formal proceeding, Texas United or GNB may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

     Section 12.2 Shareholder Approval. The shareholders of GNB and the shareholders of Texas United shall have approved this Agreement by the requisite vote.

     Section 12.3 Tax Opinion. GNB and Texas United shall have received an opinion of counsel in form and substance satisfactory to GNB and Texas United to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of GNB, Texas United and others.

     Section 12.4 Registration of Texas United Common Stock. The Registration Statement covering the shares of Texas United Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws, if any, relating to the issuance or trading of the Texas United Common Stock to be issued in the Merger shall have been received.

     Section 12.5 Listing of Texas United Common Stock. The shares of Texas United Common Stock to be delivered to the shareholders of GNB pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

     Section 13.1 Definition of Subsidiary. Except as otherwise provided herein, the term “Subsidiary” shall mean, in the case of either Texas United or GNB, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

     Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Texas United and GNB contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 2.4 and 7.2), which shall survive the Closing.

     Section 13.3 Amendments. To the extent permitted by applicable law, this Agreement may be amended only by a writing signed by Texas United and GNB at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of GNB pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

     Section 13.4 Expenses. Except as set forth in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

     Section 13.5 Notices. Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by courier or by facsimile to the persons at the addresses set forth below (or at other address as may be provided hereunder):

If to Texas United:

Texas United Bancshares, Inc.
202 West Colorado
LaGrange, Texas 78945
Facsimile: (979) 968-6513

Attention: Mr. L. Don Stricklin

With a copy to:

Bracewell & Patterson, L.L.P.
711 Louisiana Street, Suite 2900
Houston, Texas 77002-2781
Facsimile: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to GNB:

GNB Bancshares, Inc.
100 E. California Street
Gainesville, Texas 76241
Facsimile: (817) 810-0692

Attention: Mr. Riley C. Peveto

With a copy to:

Haynie, Rake & Repass, PC
14651 Dallas Parkway, Suite 136
Dallas, Texas 75254
Facsimile: (972) 716-1850

Attention: Mr. Mark Haynie

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     Section 13.6 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

     Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     Section 13.8 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

     Section 13.9 Severability. Except to the extent that application of this Section 13.9 would have a Material Adverse Effect on GNB or Texas United, as applicable, any term or other provision prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

     Section 13.11 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

     Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

     Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

     Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

TEXAS UNITED BANCSHARES, INC.

ATTEST:		By:	/s/ L. Don Stricklin

By:	/s/ Steve Stapp	Name:	L. Don Stricklin
		Title:	President and Chief Executive
Officer

GNB BANCSHARES, INC.

ATTEST:		By:	/s/ Riley C. Peveto

By:	/s/ Johnna McVeigh	Name:	Riley C. Peveto
		Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]